UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 29, 2014 (September 26, 2014)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2014, SM Energy Company (the “Company”) announced that Anthony J. Best will retire from his role as the Company’s Chief Executive Officer on January 31, 2015. Mr. Best will complete his current term as a member of the Board, and does not plan to stand for re-election to the Board of Directors at the Company’s 2015 Annual Meeting of Stockholders. Mr. Best has served as the Company's Chief Executive Officer and a member of its Board of Directors since February 2007. He joined the Company in June 2006 as its President and Chief Operating Officer.

As part of the leadership transition process, the Company’s Board of Directors appointed Javan D. Ottoson, currently the Company’s President and Chief Operating Officer, to the Board effective as of September 26, 2014, to serve as a director of the Company until the next annual meeting of the Company’s stockholders, or until his successor is elected and qualified or his earlier resignation or removal. The Board also appointed Mr. Ottoson to serve on its Executive Committee. There is no understanding or arrangement between Mr. Ottoson and any other person pursuant to which Mr. Ottoson was appointed. Mr. Ottoson has not entered into any related party transactions with the Company that require disclosure pursuant to 404(a) of Regulation S‑K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	September 29, 2014	By:	/s/ DAVID W. COPELAND
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary